Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FOURTH QUARTER AND YEAR END 2017 FINANCIAL RESULTS

Englewood, Colorado, March 1, 2018 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported fourth quarter and year end 2017 results.  Highlights include (1):

•	Attributed to Liberty SiriusXM Group
o	SiriusXM reported strong full year 2017 results
▪	2017 revenue climbed 8% to $5.4 billion
▪	Self-pay net subscriber additions of 1.56 million in 2017
▪	2017 net income totaled $648 million after $185 million charge related to Tax Cuts and Jobs Act
▪	Adjusted EBITDA(2) grew 13% to a record $2.12 billion in 2017
▪	SiriusXM beat 2017 financial and subscriber guidance, confirmed expectations for growth in 2018
▪	SiriusXM’s Board of Directors approved additional $2 billion to share repurchase program
o	Liberty Media’s ownership of SiriusXM stood at 70.4% as of January 29th
•	Attributed to Formula One Group
o	Repaid $400 million of first lien term loan and reduced margin on remaining balance from 3.00% to 2.50% in January 2018
o	2017 season audience figures increased across TV and digital platforms; Formula 1 (“F1”) was fastest growing sports brand on social media platforms
▪	352 million unique TV viewers across all F1 programming
o	Announced several broadcast agreements, including RTL agreement in Germany, Movistar in Spain, Fox Sports in Latin America and Sky Italia in Italy
o	2018 F1 season kicks off March 25th in Melbourne; 21 Grands Prix in 2018 season
•	Attributed to Braves Group

o	Braves Group revenue grew meaningfully in first season at SunTrust Park
▪	Ticket revenue increased 76%, concession sales increased 31% and retail sales increased 45% in 2017
o	Attendance increased 23% per game in 2017 season
o	Retail and residential developments both over 70% leased as of February 12th

“SiriusXM delivered another outstanding year of results and continues to innovate with the launch of 360L. When Liberty completed its purchase of F1 last January, we knew the business would require investment to achieve its full potential.  Chase Carey and team made great progress on their strategic goals and we look forward to more in 2018,” said Greg Maffei, Liberty Media President and CEO.  “The Atlanta Braves increased revenue in 2017 by an astounding 47%, demonstrating the appeal of the new SunTrust Park and Battery Atlanta.”

Operating Results

Unless otherwise noted, the following discussion compares financial information for the three months or year ended December 31, 2017 to the same period in 2016.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the fourth quarter and full year 2017. Approximately $8 million and $40 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group in the fourth quarter and full year 2017, respectively.

	Three months ended			Twelve months ended
	December 31,			December 31,
	2016	2017	% Change	2016	2017	% Change
	amounts in millions			amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$1,303	$1,404	8%	$5,014	$5,425	8%
Total Liberty SiriusXM Group	$1,303	$1,404	8%	$5,014	$5,425	8%
Operating Income (Loss)
SiriusXM	319	384	20%	1,386	1,588	15%
Corporate and other	(13)	(9)	31%	(34)	(41)	(21)%
Total Liberty SiriusXM Group	$306	$375	23%	$1,352	$1,547	14%
Adjusted OIBDA
SiriusXM	473	541	14%	1,853	2,109	14%
Corporate and other	(6)	(2)	67%	(15)	(15)	—%
Total Liberty SiriusXM Group	$467	$539	15%	$1,838	$2,094	14%

The increases in Liberty SiriusXM Group revenue, operating income and adjusted OIBDA(2) in the fourth quarter and full year 2017 were primarily attributable to an increase in SiriusXM’s daily weighted average number of subscribers and an increase in SiriusXM’s average monthly revenue per subscriber due to certain rate increases.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone fourth quarter and year end results on January 31, 2018.  For additional detail on SiriusXM’s fourth quarter and year end financial results, please see SiriusXM’s earnings release posted to their Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.  For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM to those results as reported by Liberty Media, see Liberty Media's Form 10-K for the year ended December 31, 2017.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interest in SiriusXM.

FORMULA ONE GROUP –   The following table provides the financial results attributed to the Formula One Group for the fourth quarter and full year 2017. Approximately $13 million and $49 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Formula One Group in the fourth quarter and full year 2017, respectively.

“The 2017 season was successful in increasing viewers across TV and digital platforms,” said Chase Carey, Formula 1 Chairman and CEO.  “In 2018, we continue to focus on fan engagement through increasing carriage on linear and digital platforms, enhancing the race excitement, hosting more F1 Live events and collaborating with our partners.  We look forward to the start of the season later this month in Melbourne.”

	Three months ended			Twelve months ended
	December 31,			December 31,
	2016		2017	2016		2017
	amounts in millions			amounts in millions
Formula One Group
Revenue
Formula 1	$	NA	$570	$	NA	$1,783
Total Formula One Group		$—	$570		$—	$1,783
Operating Income (Loss)
Formula 1	$	NA	$39	$	NA	$17
Corporate and other		(17)	(15)		443	(57)
Total Formula One Group		$(17)	$24		$443	$(40)
Adjusted OIBDA
Formula 1	$	NA	$150	$	NA	$438
Corporate and other		(13)	(12)		(45)	(41)
Total Formula One Group		$(13)	$138		$(45)	$397

Liberty completed the acquisition of F1 on January 23, 2017. For comparison and discussion purposes, the pro forma results of F1 are presented below for the three and twelve months ended December 31, 2017 and 2016, inclusive of purchase accounting adjustments, as if the acquisition of F1 occurred on January 1, 2016. The financial information below is presented for illustrative purposes only and does not purport to represent the actual results of F1 had the business combination occurred on January 1, 2016, or to project the results of operations of Liberty for any future periods.

Pro Forma F1 Operating Results

	Three months ended			Twelve months ended
	December 31,			December 31,
	2016	2017	% Change	2016	2017	% Change
	(unaudited)			(unaudited)
	amounts in USD millions			amounts in USD millions
Primary Formula 1 revenue	$459	$447	(3)%	$1,502	$1,483	(1)%
Other Formula 1 revenue	120	123	2%	294	301	2%
Total Formula 1 revenue	$579	$570	(2)%	$1,796	$1,784	(1)%
Operating expenses (excluding stock-based compensation included below):
Team payments	(275)	(269)	2%	(966)	(919)	5%
Other cost of Formula 1 revenue	(99)	(114)	(15)%	(290)	(302)	(4)%
Cost of Formula 1 revenue	$(374)	$(383)	(2)%	$(1,256)	$(1,221)	3%
Selling, general and administrative expenses	(16)	(37)	(131)%	(90)	(125)	(39)%
Adjusted OIBDA	$189	$150	(21)%	$450	$438	(3)%
Stock-based compensation	—	(3)	—	—	(24)	—
Depreciation and Amortization	(108)	(114)	(6)%	(403)	(451)	(12)%
Operating income (loss)	$81	33	(59)%	$47	(37)	(179)%

Number of races in period	6	6		21	20

Pro Forma F1 Revenue Breakdown

	Twelve months ended
	December 31,
	2016	2017	% Change
Promotion revenue	36.4%	34.1%	(7)%
Broadcast revenue	32.7%	33.7%	3%
Advertising and sponsorship revenue	14.6%	15.3%	4%
Primary Formula 1 revenue	83.7%	83.1%	(1)%
Other Formula 1 revenue	16.3%	16.9%	2%
Total Formula 1 revenue	100.0%	100.0%	(1)%

Note: Percentages may not sum due to rounding.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion fees, (ii) broadcasting fees and (iii) advertising and sponsorship fees. F1 held 20 races in the 2017 season compared to 21 in the 2016 season.

Race promotion revenue decreased in the fourth quarter, primarily due to legacy contractual terms of one Grand Prix event, which provided for a one time material step down in the promotion fee effective after the 2016 season and carrying through the remaining term of the contract through 2020. This agreement was entered into by previous management and is atypical and not reflective of terms carried in F1’s other promotion agreements.  For the full year 2017, race promotion revenue decreased due to one less event being held, the aforementioned reduction in one promotion fee, as well as a contract amendment discussed in the second quarter that provided for a decrease in promotion revenue which was partly offset by the impact of increases in other revenue streams.  The reduction in race promotion revenue for the fourth quarter and full year was partially offset by the impact of other contractual increases.

Broadcast revenue increased in the fourth quarter and full year 2017 due to the impact of certain contractual rate increases. The increase in the fourth quarter was also driven by the pro-rata recognition of broadcast revenue across the season, as 6/20 of the full year fees were recognized compared to 6/21 in the prior year. The increase in the full year was partially offset by the adverse impact of weaker prevailing foreign currency exchange rates used to translate a small number of Pound and Euro-denominated contracts into US dollars.

Advertising and sponsorship revenue decreased in the fourth quarter primarily due to the prior year recognition of a proportion of two non-renewed sponsorship agreements, partially offset by revenue from one new sponsorship contract. For the full year, advertising and sponsorship revenue increased as higher fees and growth in certain contractual arrangements plus revenue from new sponsors more than offset the aforementioned two non-renewed agreements.

Other F1 revenue increased modestly in the fourth quarter and full year 2017, primarily due to higher logistics and digital media revenue, contributions from broadcasting in Ultra High-Definition and higher hospitality revenue,  partially offset by lower spend by competing teams in the GP3 series due to it being the second year of the GP3 vehicle cycle.

Operating income decreased in the fourth quarter and operating loss increased for the full year 2017. Adjusted OIBDA decreased in the fourth quarter and full year 2017 primarily due to the aforementioned reduction in revenue and increased costs.  Cost of F1 revenue increased primarily due to spend on fan engagement, filming in Ultra High-Definition and higher freight costs, which more than offset reduced team payments. Selling, general and administrative expense also increased for the fourth quarter and full year 2017 as a result of additional headcount and new corporate offices. Additionally, stock-based compensation increased related to awards granted to members of F1 management.

On January 22, 2018, Liberty provided revised expectations regarding certain F1 tax considerations. Liberty now expects a mid- to -high-single-digit effective cash tax rate on UK EBITDA for the F1 business. This update is due to the cumulative impact of changes in UK tax law, conclusions reached by Her Majesty’s Revenue and Customs regarding the future treatment under UK tax law of certain historic transactions and the effects of an F1 corporate restructuring in the fourth quarter of 2017. F1’s adjusted OIBDA (as reported) less stock-based compensation is a reasonable proxy for UK EBITDA for this purpose.

F1’s total net debt to covenant OIBDA ratio, as defined in F1’s credit facilities for covenant calculations, was approximately 7.1x as of December 31, 2017, as compared to a maximum allowable leverage ratio of 8.75x.

The businesses and assets attributed to the Formula One Group consist of all of Liberty Media’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including Liberty Media’s subsidiary F1, its interest in Live Nation, minority equity investments and an intergroup interest in the Braves Group.  There are approximately 9.1 million notional shares of the Braves Group underlying the Formula One Group’s 15.1% intergroup interest as of January 31, 2018.

BRAVES GROUP -    The following table provides the financial results attributed to the Braves Group for the fourth quarter and full year 2017. Approximately $3 million and $7 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group in the fourth quarter and full year 2017, respectively.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2017	2016	2017
	amounts in millions		amounts in millions
Braves Group
Revenue
Corporate and other	$18	$20	$262	$386
Total Braves Group	$18	$20	$262	$386
Operating Income (Loss)
Corporate and other	(16)	(68)	(61)	(113)
Total Braves Group	$(16)	$(68)	$(61)	$(113)
Adjusted OIBDA
Corporate and other	(12)	(44)	(20)	2
Total Braves Group	$(12)	$(44)	$(20)	$2

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

Braves Operating Results

	Three months ended			Twelve months ended
	December 31,			December 31,
	2016	2017	% Change	2016	2017	% Change
	amounts in millions
Total revenue	$18	$20	11%	$262	$386	47%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(16)	(29)	(81)%	(224)	(281)	(25)%
Selling, general and administrative expenses	(12)	(33)	(175)%	(54)	(98)	(81)%
Adjusted OIBDA	$(10)	$(42)	(320)%	$(16)	$7	144%
Stock-based compensation	(3)	(6)	(100)%	(9)	(46)	(411)%
Depreciation and Amortization	(2)	(17)	(750)%	(32)	(67)	(109)%
Operating income (loss)	$(15)	$(65)	(333)%	$(57)	$(106)	(86)%

Number of home game openings in period	2	0		81	81

Braves revenue increased in the fourth quarter, primarily due to revenue generated at the Braves mixed-use facility, which more than offset the decline in baseball related revenue due to zero home games being played in the fourth quarter of 2017 versus two in the prior year.  Braves revenue increased for the full year 2017, primarily attributable to an increase in ballpark operations revenue driven by the move to the new Braves ballpark, SunTrust Park. Ticket sales, concessions, corporate sales, suites and premium seat fees all increased for the full year 2017 compared to the prior year.

Operating loss increased in the fourth quarter primarily as a result of increased depreciation and amortization expense due to the depreciation of assets associated with the Braves mixed-use facility and SunTrust Park. Operating loss increased for the full year 2017 primarily as a result of increased stock-based compensation expense due to an increase in the estimated value of the Braves, combined with the continued vesting of outstanding awards, which resulted in a higher accrual for Braves’ equity compensation, as well as the aforementioned increase in depreciation and amortization expense. Adjusted OIBDA decreased in the fourth quarter primarily due to increased costs associated with the new ballpark and the mixed-use facility. In addition, the Braves recognized a $13 million write-off of certain contractual rights in 2017 related to international players, the majority of which was recognized in the fourth quarter.  Adjusted OIBDA increased for the full year 2017, primarily due to the increase in ballpark operations revenue as discussed above, partially offset by increased costs associated with baseball and ballpark operations and the mixed-use facility and the aforementioned write-off.

The Formula One Group holds an approximate 15.1% intergroup interest in the Braves Group as of January 31, 2018. Assuming the issuance of the shares underlying the intergroup interest held by the Formula One Group, the Braves Group outstanding share count as of January 31, 2018 would have been 60 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves major league baseball club, five minor league baseball clubs and certain assets and liabilities associated with its ballpark and mixed-use development project.

Share Repurchases

There were no repurchases of Series A or Series C Liberty SiriusXM common stock, Series A or Series C Liberty Formula One common stock or Series A or Series C Liberty Braves common stock from November 1, 2017 through January 31, 2018.  The total remaining repurchase authorization for Liberty Media is approximately $1.3 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 12:15  p.m. (E.S.T.) on March 1, 2018.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations, see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's consolidated balance sheet and statement of operations to be included in its Form 10-K for the year ended December 31, 2017.

Fair Value of Corporate Public Holdings

(amounts in millions)	9/30/2017	12/31/2017
Liberty SiriusXM Group(1)	$—	$100
Formula One Group
Live Nation Equity Method Investment(2)	3,033	2,965
Other Public Holdings(3)	502	467
Total Formula One Group	$3,535	$3,432
Braves Group	N/A	N/A
Total Liberty Media	$3,535	$3,532

(1)	Includes other public AFS securities. SiriusXM’s investment in Pandora is excluded from public holdings presented above.
(2)

Represents the fair value of debt and equity investments attributed to Formula One Group.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $805 million and $756 million as of September 30, 2017 and December 31, 2017, respectively.

(3)	Represents the carrying value of other public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2017	12/31/2017
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(1)	$234	$615
Formula One Group(2)	420	282
Braves Group	129	132
Total Liberty Consolidated Cash and Cash Equivalents (GAAP)	$783	$1,029

Debt:
SiriusXM senior notes(3)	$6,500	$6,500
Margin loans	250	750
Other subsidiary debt(4)	299	311
Total Attributed Liberty SiriusXM Group Debt	$7,049	$7,561
Unamortized discount, fair market value adjustment and deferred loan costs	(67)	(65)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$6,982	$7,496

1.375% cash convertible notes due 2023(5)	1,000	1,000
1% cash convertible notes due 2023(5)	450	450
2.25% exchangeable senior debentures due 2046(5)	445	445
Live Nation margin loan	350	350
Formula 1 bank loans	3,302	3,302
Delta Topco exchangeable notes(5)	27	—
Other corporate level debt	35	35
Total Attributed Formula One Group Debt	$5,609	$5,582
Fair market value adjustment	325	214
Total Attributed Formula One Group Debt (GAAP)	$5,934	$5,796

Atlanta Braves debt(6)	585	667
Total Attributed Braves Group Debt	$585	$667
Deferred loan costs	(9)	(5)
Total Attributed Braves Group Debt (GAAP)	$576	$662

Total Liberty Media Corporation Debt (GAAP)	$13,492	$13,954

(1)	Includes $74 million and $69 million of cash and liquid investments held at SiriusXM as of September 30, 2017 and December 31, 2017, respectively.
(2)	Includes $274 million and $165 million of cash and liquid investments held at Formula 1 as of September 30, 2017 and December 31, 2017, respectively.
(3)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(4)	Includes SiriusXM capital leases and borrowings under the SiriusXM revolving credit facility.
(5)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
(6)

Includes Atlanta National League Baseball Club, LLC borrowings, Braves Stadium Company, LLC debt to fund the new ballpark and drawdowns under various credit facilities to fund development costs for the mixed-use development.

Total cash and liquid investments attributed to Liberty SiriusXM Group increased  $381 million during the fourth quarter.   Additional borrowing at Liberty SiriusXM combined with cash from operations at SiriusXM more than offset SiriusXM’s stock repurchases and dividend payment as well as investments at Liberty SiriusXM.  Included in the cash and liquid investments balance attributed to Liberty SiriusXM Group at December 31, 2017 is $69 million at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.

Total debt attributed to Liberty SiriusXM Group increased $512 million during the fourth quarter primarily as a result of increased borrowings under Liberty’s SIRI margin loan to fund investing activities and general corporate purposes.

Total cash and liquid investments attributed to Formula One Group decreased $138 million during the fourth quarter, primarily as a result of a reduction in operating cash flows due to normal timing fluctuations combined with interest payments.

Total debt attributed to Formula One Group decreased $27 million during the quarter.  In November, the remaining Delta Topco exchangeable notes issued to the F1 selling shareholders in connection with the F1 acquisition were exchanged for 1.2 million FWONK shares.

Subsequent to quarter end, on January 31, 2018, Liberty Media announced the closing of the refinancing of F1’s first lien term loan. Concurrent with the refinancing, F1 repaid $400 million of the first lien term loan using a combination of $150 million of excess cash on the balance sheet and $250 million of loans under the first lien revolving credit facility, reducing the first lien term loan from $3.3 billion to $2.9 billion. Following the refinancing, the margin on the first lien term loan was reduced from 3.00% to 2.50%. The transaction was net leverage neutral and the refinanced term loan remains non-recourse to Liberty Media.

Total cash and liquid investments attributed to the Braves Group was flat in the quarter as capital expenditures related to the mixed-use development and new spring training facility were offset by net cash from operations and additional borrowings.

Total debt attributed to Braves Group increased by $82 million during the fourth quarter primarily as a result of additional borrowings, net of repayments, for funding the Braves’ mixed-use development and new spring training facility in Sarasota, Florida.  The total cost of construction for the spring training facility is estimated to be approximately $125 million, of which the Braves are contributing approximately $55 million using debt and cash on hand, and the remaining funding is coming from municipal and private entities.

As of December 31, 2017, construction of the Braves new ballpark was completed on-budget and materially all associated costs have been incurred. The total cost of the project was approximately $722 million, of which approximately $392 million of funding was provided by Cobb County and related entities and approximately $330 million provided by the Braves.  As of December 31, 2017, approximately $419 million had been spent on the mixed-use development.  The Braves have provided $388 million of this funding, of which approximately $188 million was contributed in equity and approximately $200 million in debt.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 12:15 p.m. (E.S.T.) on March 1, 2018.  The call can be accessed by dialing (866) 548-4713 or (323) 794-2093, passcode 4793919 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, certain tax matters relating to F1, the continuation of our stock repurchase plan, and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses,  the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement,  continued access to capital on terms acceptable to Liberty Media and changes in law and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

December 31, 2017 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$615	132	282	—	1,029
Trade and other receivables, net	242	32	84	—	358
Other current assets	207	56	113	—	376
Total current assets	1,064	220	479	—	1,763
Intergroup interest in the Liberty Braves Group	—	—	202	(202)	—
Investments in available-for-sale securities and other cost investments	580	8	526	—	1,114
Investments in affiliates, accounted for using the equity method	672	145	933	—	1,750

Property and equipment, at cost	2,274	1,150	172	—	3,596
Accumulated depreciation	(927)	(51)	(77)	—	(1,055)
	1,347	1,099	95	—	2,541

Intangible assets not subject to amortization
Goodwill	14,247	180	3,956	—	18,383
FCC licenses	8,600	—	—	—	8,600
Other	931	143	—	—	1,074
	23,778	323	3,956	—	28,057
Intangible assets subject to amortization, net	972	49	5,110	—	6,131
Other assets	117	22	501	—	640
Total assets	$28,530	1,866	11,802	(202)	41,996

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$9	(39)	30	—	—
Accounts payable and accrued liabilities	934	58	258	—	1,250
Current portion of debt	755	13	—	—	768
Deferred revenue	1,882	51	8	—	1,941
Other current liabilities	3	8	9	—	20
Total current liabilities	3,583	91	305	—	3,979
Long-term debt	6,741	649	5,796	—	13,186
Deferred income tax liabilities	1,447	62	(31)	—	1,478
Redeemable intergroup interest	—	202	—	(202)	—
Other liabilities	283	435	61	—	779
Total liabilities	12,054	1,439	6,131	(202)	19,422
Equity / Attributed net assets	10,861	413	5,669	—	16,943
Noncontrolling interests in equity of subsidiaries	5,615	14	2	—	5,631
Total liabilities and equity	$28,530	1,866	11,802	(202)	41,996

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2017 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$4,473	—	—	4,473
Formula 1 revenue	—	—	1,783	1,783
Other revenue	952	386	—	1,338
Total revenue	5,425	386	1,783	7,594
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,210	—	—	1,210
Programming and content	388	—	—	388
Customer service and billing	385	—	—	385
Other	119	—	—	119
Cost of Formula 1 revenue	—	—	1,219	1,219
Subscriber acquisition costs	499	—	—	499
Other operating expenses	113	281	—	394
Selling, general and administrative	812	151	199	1,162
Depreciation and amortization	352	67	405	824
	3,878	499	1,823	6,200
Operating income (loss)	1,547	(113)	(40)	1,394
Other income (expense):
Interest expense	(356)	(15)	(220)	(591)
Share of earnings (losses) of affiliates, net	29	78	(3)	104
Unrealized gain/(loss) on inter-group interest	—	(15)	15	—
Realized and unrealized gains (losses) on financial instruments, net	(16)	—	(72)	(88)
Other, net	(11)	3	16	8
	(354)	51	(264)	(567)
Earnings (loss) before income taxes	1,193	(62)	(304)	827
Income tax (expense) benefit	466	36	561	1,063
Net earnings (loss)	1,659	(26)	257	1,890
Less net earnings (loss) attributable to the noncontrolling interests	535	(1)	2	536
Net earnings (loss) attributable to Liberty stockholders	$1,124	(25)	255	1,354

Programming and content	27	—	—	27
Customer service and billing	4	—	—	4
Other costs of services	5	—	—	5
Operating	16	—	—	16
Selling, general and administrative	98	48	32	178
Stock compensation expense	$150	48	32	230

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2016 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$4,194	—	—	4,194
Other revenue	820	262	—	1,082
Total revenue	5,014	262	—	5,276
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,109	—	—	1,109
Programming and content	354	—	—	354
Customer service and billing	387	—	—	387
Other	144	—	—	144
Subscriber acquisition costs	513	—	—	513
Other operating expenses	82	224	—	306
Selling, general and administrative	761	67	58	886
Legal settlement, net	—	—	(511)	(511)
Depreciation and amortization	312	32	10	354
	3,662	323	(443)	3,542
Operating income (loss)	1,352	(61)	443	1,734
Other income (expense):
Interest expense	(342)	(1)	(19)	(362)
Share of earnings (losses) of affiliates, net	13	9	(8)	14
Unrealized gain/(loss) on inter-group interest	—	(27)	27	—
Realized and unrealized gains (losses) on financial instruments, net	—	1	36	37
Other, net	(25)	—	21	(4)
	(354)	(18)	57	(315)
Earnings (loss) before income taxes	998	(79)	500	1,419
Income tax (expense) benefit	(341)	17	(171)	(495)
Net earnings (loss)	657	(62)	329	924
Less net earnings (loss) attributable to the noncontrolling interests	244	—	—	244
Net earnings (loss) attributable to Liberty stockholders	$413	(62)	329	680

Programming and content	21	—	—	21
Customer service and billing	4	—	—	4
Other	5	—	—	5
Other operating expenses	13	—	—	13
Selling, general and administrative	85	9	13	107
Stock compensation expense	$128	9	13	150

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2017 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$1,659	(26)	257	1,890
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	352	67	405	824
Stock-based compensation	150	48	32	230
Share of (earnings) loss of affiliates, net	(29)	(78)	3	(104)
Unrealized (gains) losses on intergroup interest, net	—	15	(15)	—
Realized and unrealized (gains) losses on financial instruments, net	16	—	72	88
Noncash interest expense	7	3	6	16
Losses (gains) on dilution of investment in affiliate	—	—	(3)	(3)
Loss on early extinguishment of debt	35	5	8	48
Deferred income tax expense (benefit)	(492)	2	(574)	(1,064)
Intergroup tax allocation	(6)	(39)	45	—
Intergroup tax (payments) receipts	4	15	(19)	—
Other charges (credits), net	(4)	18	(10)	4
Changes in operating assets and liabilities
Current and other assets	30	(57)	77	50
Payables and other liabilities	127	(15)	(359)	(247)
Net cash provided (used) by operating activities	1,849	(42)	(75)	1,732
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	5	16	21
Net cash paid for the acquisition of Formula 1	—	—	(1,647)	(1,647)
Investments in and loans to cost and equity investees	(851)	(2)	(9)	(862)
Capital expended for property and equipment	(288)	(219)	(10)	(517)
Other investing activities, net	(115)	(5)	(12)	(132)
Net cash provided (used) by investing activities	(1,254)	(221)	(1,662)	(3,137)
Cash flows from financing activities:
Borrowings of debt	4,553	544	1,600	6,697
Repayments of debt	(3,216)	(218)	(1,673)	(5,107)
Proceeds from issuance of Series C Liberty Formula One common stock	—	—	1,938	1,938
Shares repurchased by subsidiary	(1,409)	—	—	(1,409)
Braves Rights Offering	(60)	—	—	(60)
Taxes paid in lieu of shares issued for stock-based compensation	(100)	(30)	(5)	(135)
Other financing activities, net	(35)	(8)	(13)	(56)
Net cash provided (used) by financing activities	(267)	288	1,847	1,868
Effect of foreign exchange rates on cash and cash equivalents	—	—	4	4
Net increase (decrease) in cash and cash equivalents	328	25	114	467
Cash and cash equivalents at beginning of period	287	107	168	562
Cash and cash equivalents at end of period	$615	132	282	1,029

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2016 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$657	(62)	329	924
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	312	32	10	354
Stock-based compensation	128	9	13	150
Share of (earnings) loss of affiliates, net	(13)	(9)	8	(14)
Unrealized (gains) losses on intergroup interest, net	—	27	(27)	—
Realized and unrealized (gains) losses on financial instruments, net	—	(1)	(36)	(37)
Noncash interest expense	6	5	—	11
Loss on early extinguishment of debt	24	—	—	24
Deferred income tax expense (benefit)	332	1	94	427
Intergroup tax allocation	(13)	(19)	32	—
Intergroup tax (payments) receipts	7	7	(14)	—
Other charges (credits), net	21	11	(2)	30
Changes in operating assets and liabilities	—	—	—	—
Current and other assets	59	(17)	(17)	25
Payables and other liabilities	184	105	(12)	277
Net cash provided (used) by operating activities	1,704	89	378	2,171
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	—	62	62
Proceeds (payments) from settlement of financial instruments, net	—	—	(1)	(1)
Investments in and loans to cost and equity investments	—	(20)	(764)	(784)
Repayment of loans and other cash receipts from cost and equity investees	—	—	48	48
Capital expended for property and equipment	(206)	(360)	(2)	(568)
Purchases of short term investments and other marketable securities	—	—	(258)	(258)
Sales of short term investments and other marketable securities	—	—	273	273
Other investing activities, net	(4)	(33)	1	(36)
Net cash provided (used) by investing activities	(210)	(413)	(641)	(1,264)
Cash flows from financing activities:
Borrowings of debt	1,847	460	438	2,745
Repayments of debt	(1,471)	(276)	(2)	(1,749)
Intergroup (payments) receipts	58	16	(74)	—
Shares repurchased by subsidiary	(1,674)	—	—	(1,674)
Braves Rights Offering	—	203	—	203
Cash dividends paid by subsidiary	(16)	—	—	(16)
Taxes paid in lieu of shares issued for stock-based compensation	(47)	—	(11)	(58)
Other financing activities, net	(16)	15	4	3
Net cash provided (used) by financing activities	(1,319)	418	355	(546)
Net increase (decrease) in cash and cash equivalents	175	94	92	361
Cash and cash equivalents at beginning of period	112	13	76	201
Cash and cash equivalents at end of period	$287	107	168	562

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and separately reported legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three months and years ended December 31, 2016 and December 31, 2017, respectively.

QUARTERLY SUMMARY

(amounts in millions)	4Q16	4Q17
Liberty SiriusXM Group
Revenue	$1,303	$1,404

Adjusted OIBDA	467	539
Depreciation and amortization	(77)	(82)
Stock compensation expense	(38)	(37)
Legal settlements and reserves(1)	(46)	(45)
Operating income	$306	$375

Formula One Group
Revenue	$—	$570

Adjusted OIBDA	(13)	138
Depreciation and amortization	(3)	(110)
Stock compensation expense	(1)	(4)
Operating income (loss)	$(17)	$24

Braves Group
Revenue	$18	$20

Adjusted OIBDA	(12)	(44)
Depreciation and amortization	(2)	(17)
Stock compensation expense	(2)	(7)
Operating income (loss)	$(16)	$(68)

Liberty Media Corporation (Consolidated)
Revenue	$1,321	$1,994

Adjusted OIBDA	442	633
Depreciation and amortization	(82)	(209)
Stock compensation expense	(41)	(48)
Legal settlements and reserves(1)	(46)	(45)
Operating income	$273	$331

(1)

During the fourth quarter of 2016 and 2017,  SiriusXM recorded expenses of $46 million and $45 million, respectively, related to music royalty legal settlements and reserves. These expenses are included in the revenue share and royalties line item in SiriusXM’s consolidated financial statements for the years ended December 31, 2016 and December 31, 2017, but have been excluded from Adjusted OIBDA for the corresponding periods as these expenses were not incurred as part of SiriusXM’s normal operations for the periods, and the lump sum amounts do not relate to the on-going performance of the business.

ANNUAL SUMMARY

(amounts in millions)	2016	2017
Liberty SiriusXM Group
Revenue	$5,014	$5,425

Adjusted OIBDA	1,838	2,094
Depreciation and amortization	(312)	(352)
Stock compensation expense	(128)	(150)
Legal settlements and reserves(1)	(46)	(45)
Operating income	$1,352	$1,547

Formula One Group
Revenue	$—	$1,783

Adjusted OIBDA	(45)	397
Depreciation and amortization	(10)	(405)
Stock compensation expense	(13)	(32)
Legal settlement(2)	511	—
Operating income (loss)	$443	$(40)

Braves Group
Revenue	$262	$386

Adjusted OIBDA	(20)	2
Depreciation and amortization	(32)	(67)
Stock compensation expense	(9)	(48)
Operating income (loss)	$(61)	$(113)

Liberty Media Corporation (Consolidated)
Revenue	$5,276	$7,594

Adjusted OIBDA	1,773	2,493
Depreciation and amortization	(354)	(824)
Stock compensation expense	(150)	(230)
Legal settlements and reserves(1)(2)	465	(45)
Operating income	$1,734	$1,394

(1)

During the fourth quarter of 2016 and 2017, SiriusXM recorded expenses of $46 million and $45 million, respectively, related to music royalty legal settlements and reserves. These expenses are included in the revenue share and royalties line item in SiriusXM’s consolidated financial statements for the years ended December 31, 2016 and December 31, 2017, but have been excluded from Adjusted OIBDA for the corresponding periods as these expenses were not incurred as part of SiriusXM’s normal operations for the periods, and the lump sum amounts do not relate to the on-going performance of the business.

(2)

During the first quarter of 2016, Liberty entered into a settlement with Vivendi which resulted in a $775 million payment. Following the payment of a contingency fee to Liberty’s legal counsel, as well as amounts payable to Liberty Global plc, an additional plaintiff in the action, Liberty recognized a net pre-tax gain on the legal settlement of approximately $511 million. This settlement resulted in a dismissal of all appeals and mutual releases of the parties.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as follows:  EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting.  SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing its operating performance to the performance of other communications, entertainment and media companies.  SiriusXM believes investors use adjusted EBITDA to estimate its current enterprise value and to make investment decisions.  As a result of large capital investments in its satellite radio system, its results of operations reflect significant charges for depreciation expense.  SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business.  SiriusXM also believes the exclusion of the legal settlements and reserves related to the historical use of sound recordings, loss on extinguishment of debt and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Years Ended
	December 31,
	2016	2017
($ in thousands)
Net income:	$745,933	$647,908
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	7,251	7,251
Sound recording legal settlements and reserves	45,900	45,100
Loss on disposal of assets	12,912	—
Share-based payment expense	108,604	124,069
Depreciation and amortization	268,979	298,602
Interest expense	331,225	345,820
Loss on extinguishment of debt	24,229	43,679
Other income	(14,985)	(12,844)
Income tax expense	345,727	616,301
Adjusted EBITDA	$1,875,775	$2,115,886